Filed Pursuant to Rule 433
Registration No. 333-205558
and 333-205558-01

NextEra Energy, Inc.

Pricing Term Sheet

August 2, 2016

Issuer:	NextEra Energy, Inc.
Common Stock Ticker:	NYSE “NEE”
Designation:	Equity Units (initially consisting of Corporate Units). Each Corporate Unit will consist of (1) a stock purchase contract issued by NextEra Energy, Inc. (“NEE”) and (2) initially a 5% undivided beneficial ownership interest in a Series I Debenture due September 1, 2021 (“NEE Capital Debenture”) issued by NextEra Energy Capital Holdings, Inc. (“NEE Capital”).
Registration Format:	SEC Registered
Number of Equity Units Offered:	30,000,000
Aggregate Offering Amount:	$1,500,000,000
Stated Amount per Equity Unit:	$50
Price to Public	$48.875 per Corporate Unit
Underwriting Discount:	$0.375 per Corporate Unit
Proceeds to NEE Capital:	$1,455,000,000, after deducting the underwriting discount
NEE Capital Debenture Interest Rate:	1.650%
Contract Adjustment Payment Rate:	4.473% per year of the Stated Amount per Equity Unit, subject to NEE’s right to defer contract adjustment payments (as described in the preliminary prospectus supplement dated August 2, 2016)
Deferred Contract Adjustment Payments:	Deferred contract adjustment payments would accrue additional contract adjustment payments at the rate of 6.123% per year until paid, compounded quarterly
Payment Dates on Corporate Units:	March 1, June 1, September 1, and December 1, beginning September 1, 2016, subject to NEE’s right to defer contract adjustment payments (as described in the preliminary prospectus supplement dated August 2, 2016)
Total Corporate Unit Cash Distribution Rate:	6.123% of the Stated Amount per Equity Unit
Reference Price:	$127.63 (the last reported sale price of NEE’s common stock on the New York Stock Exchange on August 2, 2016)
Threshold Appreciation Price:	$159.54 (represents appreciation of 25% over the reference price)
Minimum Settlement Rate:	0.3134 shares of NEE’s common stock (subject to adjustment), equal to $50 divided by the threshold appreciation price

Maximum Settlement Rate:	0.3918 shares of NEE’s common stock (subject to
adjustment), equal to $50 divided by the reference price
Trade Date:	August 2, 2016
Offering Settlement Date:	August 8, 2016
Purchase Contract Settlement Date:	September 1, 2019
NEE Capital Debenture Maturity Date:	September 1, 2021
Creating Treasury Units:	If the applicable ownership interests in the Treasury portfolio (as described in the preliminary prospectus supplement dated August 2, 2016) have replaced the applicable ownership interests in the NEE Capital Debentures as a component of the Corporate Units as a result of a successful remarketing, a special event redemption or a mandatory redemption (each as described in the preliminary prospectus supplement dated August 2, 2016), holders of Corporate Units may substitute Treasury securities for the applicable ownership interests in the Treasury portfolio only in integral multiples of 160,000 Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agents in connection with a successful remarketing of the NEE Capital Debentures if the reset effective date (as described in the preliminary prospectus supplement dated August 2, 2016) is not a regular quarterly interest payment date).
Recreating Corporate Units:	If the applicable ownership interests in the Treasury portfolio have replaced the applicable ownership interests in the NEE Capital Debentures as a component of the Corporate Units as a result of a successful remarketing, a special event redemption or a mandatory redemption, holders of Treasury Units may substitute applicable ownership interests in the Treasury portfolio for Treasury securities only in integral multiples of 160,000 Treasury Units (or such other number of Treasury Units as may be determined by the remarketing agents in connection with a successful remarketing of the NEE Capital Debentures if the reset effective date is not a regular quarterly interest payment date).
Early Settlement:	If the applicable ownership interests in the Treasury portfolio have replaced the applicable ownership interests in the NEE Capital Debentures as a component of the Corporate Units, holders of Corporate Units may settle early on or prior to the second business day immediately preceding the purchase contract settlement date only in integral multiples of 160,000 Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agents in connection with a successful remarketing of the NEE Capital Debentures if the reset effective date is not a regular quarterly interest payment date).

Fundamental Change Early Settlement:	The following table sets forth the stock price, effective date and amount of make-whole shares issuable upon a fundamental change early settlement right (as described in the preliminary prospectus supplement dated August 2, 2016):

	Effective Date
Stock Price	August 8, 2016	September 1, 2017	September 1, 2018	September 1, 2019

$25.00	0.2031	0.1304	0.0659	0.0000
$50.00	0.1000	0.0642	0.0324	0.0000
$75.00	0.0643	0.0417	0.0213	0.0000
$100.00	0.0378	0.0239	0.0129	0.0000
$120.00	0.0147	0.0038	0.0000	0.0000
$127.63	0.0000	0.0000	0.0000	0.0000
$140.00	0.0273	0.0159	0.0066	0.0000
$159.54	0.0536	0.0412	0.0283	0.0000
$175.00	0.0434	0.0310	0.0177	0.0000
$225.00	0.0261	0.0167	0.0081	0.0000
$250.00	0.0222	0.0141	0.0070	0.0000
$280.00	0.0191	0.0122	0.0062	0.0000
$310.00	0.0169	0.0109	0.0055	0.0000
$350.00	0.0146	0.0094	0.0048	0.0000

The exact stock price and effective date applicable to a fundamental change may not be set forth on the table, in which case:

•	if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the amount of make-whole shares will be determined by straight line interpolation between the make-whole share amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $350 per share (subject to adjustment), then the amount of the make-whole shares will be zero; and

•	if the stock price is less than $25 per share (subject to adjustment) (the “minimum stock price”), then the amount of make-whole shares will be determined as if the stock price equaled the minimum stock price, using straight line interpolation, as described above, if the effective date is between two dates on the table.

Conflict of Interest:	An affiliate of Mizuho Securities USA Inc. (“Mizuho Securities”) is a lender to NEE Capital under a term loan agreement. NEE Capital will add the net proceeds from the sale of the NEE Capital debentures to its general funds. NEE Capital expects to use its general funds, among other things, for general corporate purposes, including the repayment of all of NEE Capital’s indebtedness under that term loan agreement. Since an affiliate of Mizuho Securities will receive more than 5% of the net proceeds from the sale of the Corporate Units, Mizuho Securities will be deemed to have a “conflict of interest” under Rule 5121 of Financial Industry

Regulatory Authority (“FINRA”). Accordingly, this offering will be made by Mizuho Securities in compliance with the applicable provisions of FINRA Rule 5121 and Mizuho Securities will not sell any of the Corporate Units to a discretionary account without the specific written approval of the account holder.
Allocation of the Purchase Price:	At the time of issuance, the fair market value of the applicable ownership interest in the NEE Capital Debentures will be reported as $48.875 and the fair market value of each purchase contract will be reported as $0.
CUSIP for the Corporate Units:	65339F 820
ISIN for the Corporate Units:	US65339F8207
CUSIP for the Treasury Units:	65339F 812
ISIN for the Treasury Units:	US65339F8124
CUSIP for the NEE Capital Debentures:	65339K 878
ISIN for the NEE Capital Debentures:	US65339K8788

Underwriters:	Goldman, Sachs & Co.
Credit Suisse Securities (USA) LLC
Mizuho Securities USA Inc.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526, Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037 or Mizuho Securities USA Inc. toll free at 1-212-205-7600.